EXHIBIT 99.1

MEDIA CONTACT:
Sandy Pfaff
Pfaff PR for Bank of Marin
FOR IMMEDIATE RELEASE	415.819.7447 | sandy@pfaffpr.com
Bank of Marin Hires New Chief Financial Officer, Tani Girton
Experienced Finance Executive Joins Leading Community Bank

NOVATO, CA, July 25, 2013 - Bank of Marin Bancorp (NASDAQ: BMRC) has announced the hiring of Tani Girton as Chief Financial Officer of the company and its subsidiary bank. Girton joins Bank of Marin with more than 25 years of experience in financial services, including risk management, treasury, and investment portfolio management. Most recently, she was Executive Vice President and Treasurer at Bank of the West where she managed a team of more than 25 professionals. Prior to that, she was Vice President of Treasury Capital Markets at Charles Schwab & Company.

In addition to her financial experience, Girton is also known for her commitment to coaching and training employees, and giving back to the community. During her tenure at Bank of the West, she founded the Women's Connection, a program to provide employees with relevant education, mentoring and networking support. She also serves on the Executive Committee for the Junior Achievement of Northern California Board of Directors.

“We are delighted to have Tani join us as our new Chief Financial Officer,” said Russell A. Colombo, President and Chief Executive Officer. “The CFO role is a highly strategic position and her talent and experience will be of great value, particularly as we expand into the East Bay with our recent announcement of the agreement to acquire NorCal Community Bancorp. Tani has a strong track record of success in business and driving positive change in the community, and she will be a wonderful asset to our team.”

Girton earned her MBA from San Francisco State University, and graduated from Lewis and Clark College with a Bachelor of Arts degree in international affairs. She has also completed graduate work at the Monterey Institute of International Studies.

Girton and her family currently reside in Larkspur, CA.

About Bank of Marin Bancorp

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC), is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than fourteen years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the North Bay" by the North Bay Business Journal and one of the “Top Corporate Philanthropists" by the San Francisco Business Times. With assets exceeding $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.